Exhibit 15.4

[BDO Auditores S.L. letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-187533, 333-102288 and 333-92491)  pertaining to the Employee Stock Option plans of Ellomay Capital Ltd. (the “Company”) and Form F-3 (File Nos. 333-199696 and 333-144171) of the Company of our report dated April 29, 2015 with respect to the financial statements of Rodríguez II Parque Solar, S.L. included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2014.

/s/ BDO Auditores S.L.

BDO Auditores S.L.

Certified Public Accountants

Madrid, Spain
April 29, 2015